As filed with the Securities and Exchange Commission on February 25, 2011

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATSI COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	74-2849995
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3201 Cherry Ridge Road, Suite 300C, San Antonio, Texas 78230
(Address of Principal Executive Offices)(Zip Code)

ATSI Communications, Inc. 2005 Stock Compensation Plan
(Full title of the plan)

Arthur L. Smith
Chief Executive Officer
3201 Cherry Ridge Road, Suite 300C
San Antonio, Texas 78230
(210) 614-7240
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Copy to:
Lawrence E. Wilson
Kane Russell Coleman & Logan PC
919 Milam, Suite 2200
Houston, Texas 77002
(713) 425-7464

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, $.001 par value per share issuable upon exercise of outstanding unexercised options	7,494,000	$.04 to $.16		$313,760	(3)	$36.43
Common stock, $.001 par value per share subject to future grants	5,006,000	$.045	(4)	$225,270	(4)	$26.15

Total	12,500,000	$.04 to $.16		$539,030		$62.58

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)    Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)    Based upon the exercise price of the unexercised options outstanding under the Plan.
(4)    Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, estimated solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices reported as of February 18, 2011.

REGISTRATION OF ADDITIONAL SECURITIES

This registration statement on Form S-8 registers additional securities of the same class as securities of the registrant for which a registration statement on Form S-8 relating to the same employee benefit plan is effective. Pursuant to General Instruction E. Registration of Additional Securities to Form S-8, the contents of the earlier registration statement, Form S-8 No. 333-130313 filed with the Securities and Exchange Commission (the “Commission”) on December 14, 2005, is hereby incorporated by reference. Any information required in this registration statement that is not in the earlier registration statement is included herein.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
The information specified in Part 1 of Form S-8 is not being filed with the Securities and Exchange Commission (the “Commission”) as permitted by the Note to Part I of Form S-8. This information will be sent or given to participants as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference in this Registration Statement the following documents previously filed by us with the Commission except to the extent that any information contained in such filings is deemed “furnished” in accordance with Commission rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

(1) our Annual Report on Form 10-K for the fiscal year ended July 31, 2010, filed with the Commission on October 8, 2010; and

(2) all reports filed with the Commission pursuant to Section 13(a) and Section 15(d) of the Exchange Act since July 31, 2010; and

(3) the description of our common stock contained in our registration statement on Form 10SB filed with the Commission on August 21, 1997, including any amendment or report filed for the purpose of updating such description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes (the "Nevada Corporate Law") provides that, unless the articles of incorporation provide for a greater liability, the directors and officers of a Nevada corporation are not individually liable to the corporate or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his action or failure to act constituted a breach of his fiduciary duties as a director or officer and (ii)  his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the Nevada Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable for damages under Section 78.138 of the Nevada Corporate Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the indemnified party's conduct was unlawful.

Section 78.7502 of the Nevada Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable for damages under Section 78.138 of the Nevada Corporate Law or if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. However, the corporation may not indemnify any such person for any claim, issue or matter as to which such person has been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court determines that the person is fairly and reasonably entitled to indemnity.

 Section 78.7502 of the Nevada Corporate Law further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding or in the defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection such action, suit or proceeding.

 Section 78.751 of the Nevada Corporate Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Corporate Law may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the indemnified person is proper in the circumstances. Such determination must be made (i) by the stockholders; (ii) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding (iii) by written opinion of independent legal counsel if a majority vote of a quorum of such disinterested directors so orders or (iv) by written opinion of independent legal counsel if a quorum of such disinterested directors cannot be obtained.

Section 78.751 of the Nevada Corporate Law further provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of such civil or criminal action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation.

Indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 of the Nevada Corporate Law does not exclude any other rights to which the indemnified party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification and the advancement of expenses may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, unless ordered by a court pursuant to Section 78.7502 of Nevada Corporate Law.

Section 78.752 of the Nevada Corporate Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against such person and liabilities and expenses incurred by such person in his as a director, officer, employee or agent, or arising out of such person's status as such, whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Our certificate of incorporation and bylaws provide that we shall indemnify any person to the maximum extent that a corporation may indemnify persons under the Nevada Corporate Law and shall advance expenses to such persons in advance of final resolutions upon receipt of the necessary undertaking regarding repayment of expenses to the extent the person is not entitled to indemnity. Our certificate of incorporation and bylaws permit us to obtain director and officer liability insurance. However, we have not obtained insurance that covers either the corporation against the indemnity obligations under our certificate of incorporation or bylaws or that covers our directors or officers for any liability that may arise from serving in the capacity of a director or officer.

The indemnity provisions in our certificate of incorporation and bylaws may be sufficiently broad to require that we indemnify our officers and directors for liabilities arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of ATSI Merger Corporation (filed as Exhibit 3.1 to the Registrant’s Form 8-L filed May 24, 2004 and incorporated herein by reference).
4.2	By-laws of ATSI Merger Corporation (filed as Exhibit 3.2 to the Registrant’s Form 8-K filed May 24, 2004 and incorporated herein by reference).
*5.1	Opinion of Kane Russell Coleman & Logan PC.
*10.1	Amended and Restated ATSI Communications Amended and Restated 2005 Stock Compensation Plan.
*23.1	Consent of Kane Russell Coleman & Logan PC (contained in Exhibit 5).
*23.2	Consent of MaloneBailey, LLP
*24	Powers of Attorney (set forth on the signature page).

* Filed herewith

Item 9. Undertakings.

We hereby undertake:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to 17 CFR 229.512(h)(1)-(2), or otherwise, the registration has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, and the State of Texas, on February 25, 2011.

ATSI COMMUNICATIONS, INC.

By:	/s/ Arthur L. Smith
Arthur L. Smith Chief Executive Officer

[Signatures Continue on Following Pages]

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Arthur L. Smith and Antonio Estrada true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the date set forth opposite their name and signature.

/s/ John R. Fleming	Date:	02/25/2011
John R. Fleming
Director

/s/ Murray R. Nye	Date:	02/25/2011
Murray R. Nye
Director

/s/ Arthur L. Smith	Date:	02/25/2011
Arthur L. Smith
Director, Principal Executive Officer

/s/ Antonio Estrada	Date:	02/25/2011
Antonio Estrada
Principal Financial Officer, Principal Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5	Opinion of Kane Russell Coleman & Logan PC.
10.1	Amended and Restated ATSI Communications Amended and Restated 2005 Stock Compensation Plan.
23.1	Consent of Kane Russell Coleman & Logan PC (contained in Exhibit 5).
23.2	Consent of MaloneBailey, LLP
24	Powers of Attorney (set forth on the signature page).